Exhibit 10.1
LETTER OF INTENT

Sigma-Tau Pharmaceuticals Inc., a New Jersey corporation having its principal office at 800 South Frederick Ave, Suite 300 Gaithersburg, MD 20877 (hereinafter referred to as "STPI")

And

DOR BioPharma Inc., a Florida corporation having its principal office at 1101 Brickell Avenue, Suite 701-S, Miami, FL 33131 (hereinafter referred to as “DOR”)

WHEREAS

a)	DOR has developed and owns intellectual property rights and data relating to Beclomethasone Dipropionate orBec® (the “Product”);

b)	STPI wants to complete its evaluations of the Product, to understand if it is interested or not in pursuing development and commercialization of such Product; and

c)
DOR is willing to enter into exclusive negotiations with STPI for a limited period of time to allow both parties to determine whether and if both parties can negotiate and execute definitive written agreements (“Definitive Agreements”) relating to a possible business transaction or strategic alliance involving the Product and/or any DOR biotherapeutic products other than the biodefense products (RiVax™ and BT-VACC), the terms of which are mutually acceptable to both parties as determined in each party’s sole discretion.

NOW, THEREFORE, in consideration of such preambles and the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1.
a. DOR hereby grants STPI an exclusive right (except with respect to paragraph 1(a)(iii) which shall be non-exclusive) until March 1, 2007 to negotiate with DOR with regard to terms and conditions of a possible business transaction or strategic alliance between DOR and STPI regarding any or all of the following:

(i)	Acquire European exclusive rights in respect of the development and commercialization of the Product,

(ii)	Execute a Co-Promotion agreement for the Product with DOR in the United States,

(iii)	Invest and become a shareholder of DOR,

(iv)	Participate in the development and commercialization of the Product with DOR, and/or

(v)	Acquire rights and/or participate in the development and commercialization of any DOR products other than the Product.

b. During the No-Shop Period (as defined below), DOR will discontinue any and all discussions and will not engage in negotiations with any other party in respect to the items outlined in Paragraph 1(a) with the exception of paragraph 1(a)(iii). STPI acknowledges that DOR is scheduled to attend the BioAsia conference in Japan during the last week of January, 2007. Accordingly, nothing contained in this Agreement shall prohibit DOR from discussing a transaction with respect to the Product outside of Europe and the United States.

2.	The No-Shop Period shall last until March 1st, 2007 (the “No-Shop Period”).

3.	In consideration for entering into this Agreement, STPI will pay DOR the following amount within two (2) business days upon signature of this Agreement:

(i)	A reimbursable amount of Two-Million U.S. Dollars (US$2,000,000.00) (the “Reimbursable Amount”) to be paid in cash by wire transfer; and

(ii)
An amount of One-Million U.S. Dollars (US$1,000,000.00) to be immediately converted into unregistered newly issued shares of DOR Common Stock, $0.001 par value, (the “DOR Common Shares”) at a price per share equal to the average closing market price of DOR Common Shares as quoted on the OTC Bulletin Board during the five (5) business days immediately preceding the date of this Agreement, rounded up to the third decimal.

DOR hereby grants STPI free of charge two demand registration rights the first of which exercisable anytime after March 31, 2007, and the second of which exercisable 3 months after issuance of shares pursuant to Section 5 below, and unlimited piggyback registration rights and agrees to promptly execute and deliver to STPI an agreement setting forth such rights.

4.
Should the parties execute Definitive Agreements during the No-Shop Period (or any other later date mutually agreed upon in writing between the parties); the amounts set forth in Paragraph 3 above will be considered as advanced payments to be deducted from future payments due by STPI.

5.
Should the parties not execute Definitive Agreements during the No-Shop Period (or any other later date mutually agreed upon in writing between the parties), or should STPI send written notice to DOR terminating the No-Shop Period at an earlier date (the first of which to occur, the "Termination Date"), the Reimbursable Amount received by DOR hereunder will be paid back to STPI in cash by DOR within sixty (60) days of the Termination Date plus six percent (6%) interest compounded annually with accrual beginning May 31, 2007. In the event that DOR does not repay the full Reimbursable Amount together with interest thereon when due under this Agreement, then as a nonexclusive remedy to STPI, until such time as such amount is repaid by DOR STPI may in its sole discretion elect in writing to alternatively be issued unregistered newly issued DOR Common Shares at a price per share equal to eighty percent (80%) of the average closing market price of DOR Common Shares as quoted on the OTC Bulletin Board for the five (5) business days immediately preceding the date such election by STPI is received in writing by DOR.

6.
DOR warrants and represents that it has the authority necessary to enter into this Agreement and perform its obligations hereunder. DOR further warrants and represents that by entering into this Agreement and the transactions contemplated hereunder, DOR will not be in conflict with or in breach of any agreements to which it is a party.

7.
STPI warrants and represents that it has the authority necessary to enter into this Agreement and perform its obligations hereunder. STPI further warrants and represents that by entering into this Agreement and the transactions contemplated hereunder, STPI will not be in conflict with or in breach of any agreements to which it is a party.

8.
This Agreement shall be non-binding with respect to both parties with the exception of paragraphs 1(b), 2, 3, 4 5, 6, 7, 8, 9 and 10. This Agreement shall not constitute an Agreement with respect to the subject matter of paragraph 1(a). No agreements shall be valid unless made in writing signed by both parties and this agreement may only be amended in writing signed by both parties. No party hereto may assign its rights or obligations under this Agreement without the express prior written consent of the other party hereto, which consent may be withheld at the sole discretion of such party.

9.
Neither party shall under any circumstances be liable for any additional payments or reimbursement, special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

10.	This Agreement shall be interpreted under and governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives in duplicate, as of the date below written.

DOR BioPharma, Inc.    SIGMA-TAU Pharmaceuticals, Inc.

/s/ Christopher J. Schaber , PhD   /s/ Gregg A. Lapointe
Christopher J. Schaber, PhD   Gregg A. Lapointe
President & CEO        Chief Operating Officer
Date: January 3, 2007     Date: January 2, 2007